Exhibit 10.21

CHLOE OX HOLDINGS, LLC

February 9, 2018

Mr. Brandon Hull

Re: Board of Managers Appointment Agreement

Dear Mr. Hull:

On behalf of Chloe Ox Holdings, LLC (the “Company”), we welcome and thank you for agreeing to serve as a member of the Board of Managers of the Company (the “Board”).

Board Arrangements.

Commencing as of no later than the date hereof (the “Effective Date”), you will be appointed to serve as a member of the Board. As a member of the Board, your duties will primarily consist of attending calls and meetings.

As of the Effective Date, you will be paid $500,000 per year, paid in accordance with the Company’s payroll practices, and subject to all applicable deductions and withholdings.

You agree that you will allocate approximately two (2) to three (3) days per week to adequately perform your duties as a director, although the exact number of days may vary.

All Company related travel for attendance at Board meetings will be reimbursed to you by the Company in accordance with the Company policies then currently in effect for senior executives and/or Board members.

As a member of the Board, you will also receive an award of 40,000 profits interests units in the Company (the “Incentive Awards”), representing a “face amount” of $4,000,000, subject to the terms and conditions set forth in the corresponding award agreement dated as of the date hereof (the “Award Agreement”), including the restrictive covenants set forth therein.

In connection with your service as a member of the Board, you will be covered by the Company’s directors’ and officers’ insurance policies, and be entitled to indemnification rights, to the same extent as other members of the Board (including members of the Board who are employees and/or partners of the Company (as defined below)). Your service on the Board will be governed by, and in accordance with, and subject to, the organizational documents of the Company, as the same may be further amended from time to time. As a non-employee director of the Board, you will not be entitled to participate in the Company’s benefit plans, and you will be solely responsible for payment of any and all taxes due with respect to the compensation you receive in connection with your service as member of the Board.

It is our expectation that you will participate in any regular meetings of the Board in person to the extent reasonably possible, and we also ask that you use commercially reasonable efforts to make yourself available to participate in various telephonic meetings so scheduled from time to time.

Miscellaneous.

This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and you and the Company agree to jurisdiction and venue therein.

Effective as of the Effective Date, this letter and, upon execution thereof, the Award Agreement, set forth the terms of your service with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a duly authorized representative of each of the Company and you.

We look forward to continuing to work with you.

[signature page follows]

Sincerely, Chloe Ox Holdings, LLC

By:	/s/ Kyle Peterson
Name:	Kyle Peterson
Title:	President

Signature Page to Letter Agreement

ACCEPTED AND AGREED:

I hereby accept, and consent to be designated as, a member of the Board of Chloe Ox Holdings, LLC and agree to so serve, subject to the terms and conditions set forth herein.

February 9, 2018	/s/ Brandon Hull
Date	Brandon Hull

Signature Page to Letter Agreement